EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2017 Record Second Quarter Financial Results

Highlights:

  Second quarter 2017 diluted earnings per share was a record $0.30, compared to diluted earnings per share of $0.08 in the second quarter of 2016. Excluding a gain related to a settlement discussed below, our diluted earnings per share would have been $0.19, which would still be a record for a 12-week quarter.
  Revenues for the second quarter increased 7.2%, to $86.4 million, compared to the second quarter of 2016.
  Environmental Services revenue was $55.1 million, a record for a 12-week quarter.
  Environmental Services segment operating margin was 30.3% for the second quarter compared to 28.8% in the second quarter of 2016, a record high for a 12-week quarter both on a percentage and dollar basis.
  Oil Business segment revenue increased $3.2 million, or 11.3%, compared to the second quarter of 2016.
  Oil Business profit before corporate SG&A expense was $3.1 million, an all-time record for the segment.
  Second quarter EBITDA was a record high $15.6 million, which includes a $3.6 million gain from our settlement discussed below.
  For the first half of fiscal 2017 the company posted record highs for: earnings and adjusted earnings per share, EBITDA, adjusted EBITDA, Environmental Services segment revenue and operating margin as well as operating margin in our Oil Business segment.

ELGIN, Ill., July 25, 2017 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq:HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the second quarter which ended June 17, 2017.

Second Quarter Review

Revenue for the second quarter of 2017 was $86.4 million compared to $80.6 million for the same quarter of 2016, an increase of 7.2%.

Operating margin increased to 22.9% from 19.3% in the second quarter of 2016 due to significant improvements in the spreads in our oil business segment, lower disposal costs, and lower expenses for workers' compensation compared to the year-ago quarter. Our second quarter SG&A expense as a percentage of revenue decreased to 13.2% from 15.3% in the second quarter of 2016 mainly due to significantly lower legal fees compared to the prior year.

Net income attributable to common shareholders for the second quarter was $6.9 million compared to net income attributable to common shareholders of $1.8 million in the year earlier quarter. Basic earnings per share was a record $0.31 in the second quarter of fiscal 2017 compared to earnings per share of $0.08 in the second quarter of fiscal 2016. Earnings during the second quarter of 2017 include a $3.6 million pre-tax benefit due to a settlement received during the second quarter of 2017.

Segments

Our Environmental Services segment includes parts cleaning, containerized waste, vacuum services, antifreeze recycling, and field services. Environmental Services revenues were $55.1 million during the quarter compared to $52.4 million during the second quarter of fiscal 2016. Environmental Services operating margin was 30.3%, our highest ever for a 12-week quarter, compared to 28.8% in 2016, primarily due to lower disposal costs and lower expenses for workers' compensation.

President and CEO Brian Recatto commented, "As we continue to increase our revenue growth rate, we are working hard to better leverage our existing assets to mitigate the margin impact of additional costs to grow the business in this segment."

Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities. During the second quarter of fiscal 2017, Oil Business revenues increased 11.3% to $31.3 million compared to $28.1 million in the second quarter of fiscal 2016. The revenue increase was mainly driven by higher pricing for our base oil products, partially offset by lower used oil collection charges. Oil Business segment operating margin was 9.9% in the second quarter of 2017 compared to 1.6% in the second quarter of fiscal 2016, with the improvement primarily due to higher spreads on our base oil products.

Brian Recatto commented, "We are pleased that improved base oil pricing has allowed us to achieve nearly double-digit operating margin in this segment for the first time since we began operating the re-refinery."

Settlement Update

On March 8, 2017 we entered into a settlement agreement with the sellers of FCC Environmental pertaining to all matters in arbitration which were not covered by the partial arbitration award we received in the first quarter of 2017. Under the terms of this agreement the sellers of FCC Environmental agreed to pay us $8.6 million in two equal installments. The first installment of $4.3 million was received in the first quarter of 2017 and was used to reduce an existing receivable.  We received the second installment of $4.3 million in the second quarter of 2017.  A portion of the second installment was applied to a receivable and the remaining amount of approximately $3.6 million was recorded as a gain in the second quarter.

Safe Harbor Statement

All references to the “Company,” “we,” “our,” and “us” refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to successfully integrate businesses that we acquire; our ability to enforce our rights under the FCC Environmental purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost effectively collect or purchase used oil or generate operating results; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil processing facilities including other re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 3, 2017 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily to small and mid-sized customers in the vehicle maintenance sector as well as manufacturers and other industrial businesses.  Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection, recycling and product sales, and field services.  These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens.  Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small-to-medium sized manufacturers, such as metal product fabricators and printers, and other industrial businesses.  Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants.  Through our antifreeze program we recycle spent antifreeze and produce a full line of virgin-quality antifreeze products.  Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 83 branches serving over 90,000 customer locations.

Conference Call

The Company will host a conference call on Wednesday, July 26, 2017 at 9:30 AM Central Time, during which management will give a brief presentation focusing on the Company's operations and financial results.  Interested parties can listen to the audio webcast available through our company website, http://crystal-clean.com/investor-relations/, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make information available to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	June 17, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$25,242	$36,610
Accounts receivable - net	44,343	47,533
Inventory - net	18,862	18,558
Other current assets	6,448	6,094
Total Current Assets	94,895	108,795
Property, plant and equipment - net	129,540	131,175
Equipment at customers - net	23,117	23,033
Software and intangible assets - net	18,344	19,821
Goodwill	31,573	31,483
Total Assets	$297,469	$314,307

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$28,861	$30,984
Current maturities of long-term debt	—	6,936
Accrued salaries, wages, and benefits	5,177	6,312
Taxes payable	7,474	6,729
Other current liabilities	2,237	3,245
Total Current Liabilities	43,749	54,206
Long-term debt, less current maturities	28,582	56,518
Deferred income taxes	10,821	5,314
Total Liabilities	$83,152	$116,038

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 22,604,189 and 22,300,007 shares issued and outstanding at June 17, 2017 and December 31, 2016, respectively	$226	$223
Additional paid-in capital	188,642	185,099
Retained earnings	24,934	12,227
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	213,802	197,549
Noncontrolling interest	515	720
Total Equity	$214,317	$198,269
Total Liabilities and Stockholders' Equity	$297,469	$314,307

Heritage-Crystal Clean, Inc.
Condensed Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Second Quarters Ended,		First Half Ended,
	June 17, 2017	June 18, 2016	June 17, 2017	June 18, 2016

Revenues
Product revenues	$31,832	$24,695	$58,812	$48,399
Service revenues	54,550	55,857	108,023	110,606
Total revenues	$86,382	$80,552	$166,835	$159,005

Operating expenses
Operating costs	$63,270	$61,711	$124,560	$125,959
Selling, general, and administrative expenses	10,575	11,521	22,916	23,729
Depreciation and amortization	4,184	4,118	8,316	8,246
Other (income) - net	(3,027)	(142)	(8,033)	(201)
Operating income	11,380	3,344	19,076	1,272
Interest expense – net	412	451	499	969
Income before income taxes	10,968	2,893	18,577	303
Provision for income taxes	3,982	1,062	6,774	197
Net income	6,986	1,831	11,803	106
Income attributable to noncontrolling interest	52	—	105	42
Net income attributable to Heritage-Crystal Clean, Inc. common stockholders	$6,934	$1,831	$11,698	$64

Net income per share: basic	$0.31	$0.08	$0.52	$—
Net income per share: diluted	$0.30	$0.08	$0.51	$—

Number of weighted average shares outstanding: basic	22,506	22,246	22,430	22,236
Number of weighted average shares outstanding: diluted	22,832	22,419	22,729	22,392

Heritage-Crystal Clean, Inc.
Reconciliation of Operating Segment Information
(Unaudited)

Second Quarter Ended,
June 17, 2017
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated
Revenues
Product revenues	$5,868	$25,964	$—	$31,832
Service revenues	49,225	5,325	—	54,550
Total revenues	$55,093	$31,289	$—	$86,382
Operating expenses
Operating costs	36,601	26,669	—	63,270
Operating depreciation and amortization	1,801	1,535	—	3,336
Profit before corporate selling, general, and administrative expenses	$16,691	$3,085	$—	$19,776
Selling, general, and administrative expenses			10,575	10,575
Depreciation and amortization from SG&A			848	848
Total selling, general, and administrative expenses			$11,423	$11,423
Other (income) - net			(3,027)	(3,027)
Operating income				11,380
Interest expense – net			412	412
Income before income taxes				$10,968

Second Quarter Ended,
June 18, 2016
(thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated
Revenues
Product revenues	$5,106	$19,589	$—	$24,695
Service revenues	47,331	8,526	—	55,857
Total revenues	$52,437	$28,115	$—	$80,552
Operating expenses
Operating costs	35,631	26,080	—	61,711
Operating depreciation and amortization	1,710	1,591	—	3,301
Profit before corporate selling, general, and administrative expenses	$15,096	$444	$—	$15,540
Selling, general, and administrative expenses			11,521	11,521
Depreciation and amortization from SG&A			817	817
Total selling, general, and administrative expenses			$12,338	$12,338
Other (income) - net			(142)	(142)
Operating income				3,344
Interest expense – net			451	451
Income before income taxes				$2,893

First Half Ended,
June 17, 2017
(Thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$11,592	$47,220		$58,812
Service revenues	96,716	11,307		108,023
Total revenues	$108,308	$58,527	$—	$166,835
Operating expenses
Operating costs	73,121	51,439	—	124,560
Operating depreciation and amortization	3,547	3,070	—	6,617
Profit before corporate selling, general, and administrative expenses	$31,640	$4,018	$—	$35,658
Selling, general, and administrative expenses			22,916	22,916
Depreciation and amortization from SG&A			1,699	1,699
Total selling, general, and administrative expenses			$24,615	$24,615
Other (income) - net			(8,033)	(8,033)
Operating income				19,076
Interest expense – net			499	499
Income before income taxes				$18,577

First Half Ended,
June 18, 2016
(Thousands)	Environmental Services	Oil Business	Corporate and Eliminations	Consolidated

Revenues
Product revenues	$10,135	$38,264	$—	$48,399
Service revenues	94,663	15,943	—	110,606
Total revenues	$104,798	$54,207	$—	$159,005
Operating expenses
Operating costs	72,436	53,523	—	125,959
Operating depreciation and amortization	3,424	3,171	—	6,595
Profit (loss) before corporate selling, general, and administrative expenses	$28,938	$(2,487)	$—	$26,451
Selling, general, and administrative expenses			23,729	23,729
Depreciation and amortization from SG&A			1,651	1,651
Total selling, general, and administrative expenses			$25,380	$25,380
Other (income) - net			(201)	(201)
Operating income				1,272
Interest expense – net			969	969
Income before income taxes				$303

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Income Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA) and to Adjusted EBITDA
(Unaudited)

	Second Quarter Ended,		First Half Ended,

(thousands)	June 17, 2017	June 18, 2016	June 17, 2017	June 18, 2016
Net income	$6,986	$1,831	$11,803	$106

Interest expense - net	412	451	499	969

Provision for income taxes	3,982	1,062	6,774	197

Depreciation and amortization	4,184	4,118	8,316	8,246

EBITDA (a)	$15,564	$7,462	$27,392	$9,518

Legal Fees (b)	—	1,819	727	3,239

Gain from Arbitration award (c)	—	—	(5,136)	—

Gain from settlement with sellers of FCCE(d)	(3,600)	—	(3,600)	—

Non-cash compensation (e)	679	385	1,346	759

Inventory write down(f)	—	186	—	1,651

Adjusted EBITDA	$12,643	$9,852	$20,729	$15,167

(a)	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b)	Legal fees incurred to resolve routine and non-routine matters stemming from the acquisition of FCC Environmental and International Petroleum Corp.

(c)	Gain from partial award for claims made in our arbitration related to our acquisition of FCC Environmental and International Petroleum Corp. in 2014.

(d)	Settlement of disputes related to the acquisition of FCC Environmental and International Petroleum Corp. of Delaware.

(e)	Adjusted EBITDA represents EBITDA adjusted for certain non-cash or infrequently occurring items such as:

(1) Non-cash compensation expenses which are recorded in SG&A

(f)	The write down of inventory values resulted in lower carrying costs for certain types of inventories. Depending on various factors, it is possible that these lower inventory values may result in lower cost of sales in future periods and thereby positively impact profitability in future periods.

We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

Use of Non-GAAP Financial Measures

Adjusted net earnings (loss) and adjusted net earnings (loss) per share are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as substitute for, financial measures prepared in accordance with GAAP. Management believes that adjusted net earnings and adjusted net earnings per share provide investors and management useful information about the earnings impact of the settlement received in the second fiscal quarter of 2017.

Reconciliation of our Net Earnings and Net Earnings Per Share Determined in Accordance with U.S. GAAP to our Non-GAAP Adjusted Net Earnings and Non-GAAP Adjusted Net Earnings Per Share
(Dollars in thousands, except per share data)

	Second Quarter Ended,

	June 17, 2017	June 18, 2016

GAAP net earnings	$6,986	$1,831

Legal fees	—	1,819

(a) Gain from settlement with sellers of FCCE	(3,600)	—

Net tax effect of items above	1,172	(838)

Adjusted net earnings	$4,558	$2,812

GAAP diluted earnings per share	$0.30	$0.08

Gain from settlement with sellers of FCCE	(0.16)	—

Legal fees per share	—	0.08

Net tax effect per share of items above	0.05	(0.03)

Adjusted diluted earnings per share	$0.19	$0.13

(a) Settlement from the acquisition of FCC Environmental and International Petroleum Corp. of Delaware.

CONTACT

Mark DeVita, Chief Financial Officer, at (847) 836-5670